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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                  FORM 12b-25



                                                Commission File Number:  0-25007
                                                                         -------


(Check One):
[X] Form 10-K and Form 10-KSB   [ ] Form 11-K
[ ] Form 20-P    [ ] Form 10-Q [ ] Form N-SAR


For Period Ended:    December 31, 1998
                 __________________________________________________________


[ ]    Transition Report on Form 10-K and Form 10-KSB

[ ]    Transition Report on Form 20-F

[ ]    Transition Report on Form 11-K

[ ]    Transition Report on Form 10-Q and Form 10-KSB

[ ]    Transition Report on Form N-SAR


For the transitional period ended__________________________________________



     Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.


     If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:_________________________

________________________________________________________________________________
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                        PART I - REGISTRANT INFORMATION


Full Name of Registrants:  CONTESSA CORP.
                         _______________________________________________________

Former Name if Applicable:    N/A
                          ______________________________________________________

________________________________________________________________________________
Address of Principal executive offices (Street and number): 2600 S.W. 3rd Avenue
                                                           _____________________

________________________________________________________________________________
City, State and Zip:     Miami, Florida
                    ____________________________________________________________


                       PART II-RULES 12b-25 (b) and (c)

     If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be complete. (Complete box if applicable)


[X]    (a)  The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X]    (b)  The subject annual report or semi-annual report/portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report/portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[ ]    (c)  The accountant's statement of other exhibit required by rule
12B-26(c) has been attached if applicable.


                              PART III-NARRATIVE

     State below in reasonable detail the reasons why form 10-K, 11-K, 20-F, 10-Q or N-SAR or portion thereof could not be filed within the prescribed time period.

     The issuer's accountant suffered a death in his immediate family a few days before he was to have completed the financial statements to be included in the report, and was unable to furnish them in sufficient time for the issuer to complete preparation of the report by its due date.

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                           PART IV-OTHER INFORMATION

     (1) Name and telephone number of person to contact in regard to this notification.

                 Susan M. Cohen                 (212) 983-0532
________________________________________________________________________________
                    (Name)               (Area Code) (Telephone Number)

     (2) Have all other periodic reports required under section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                                                               [X] Yes   [ ] No

     (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                                [X] Yes  [X] No

     If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


                                CONTESSA CORP.
     _____________________________________________________________________
                 (Name of Registrants as specified in charter)

     Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date:     April 1, 1999
     --------------------
                                           By:______________________________
                                              Thomas Knudson, President

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